FOR IMMEDIATE RELEASE               Contact:  Mark H. Johnson
---------------------                         Treasurer, Director of
                                              Investor Relations, Secretary
                                              mjohnson@z-tel.com
                                              ------------------
                                              (813) 233-4610


                        Z-TEL CLOSES TOUCH 1 ACQUISITION
                      -----------------------------------
 Z-Tel to Leverage Acquired Sales, Provisioning and Customer Service Operations


TAMPA, Fla. -- April 12, 2000 -- Gregg Smith, Chairman, President and Chief Executive Officer of Z-Tel Technologies, Inc. (Nasdaq/NM: ZTEL), announced today that the Company has closed on the previously announced acquisition of Touch 1 Communications, a consumer telecommunications company headquartered in Atmore, Alabama. The transaction brings more than 950 seasoned employees into Z-Tel's sales, provisioning and customer service departments, and is expected to improve operating efficiencies and lower customer acquisition costs. This large increase in Z-Tel's back room capacity will be used to assist the Company in its recent market entries into Texas and Massachusetts, as well as a planned Pennsylvania market entry in the second quarter of 2000.

     Of the acquisition, Mr. Smith said, "It now appears that more states will open their local telephone markets faster than originally expected. Touch 1 brings immediate experienced capacity that can be devoted to opening new markets and sustaining momentum in our existing states of New York, Texas and Massachusetts. Touch 1 currently services almost 400,000 customers, and its sales and customer assistance personnel talk to almost one million customers and prospects monthly. We look forward to combining our leading edge product development capabilities with a first rate customer acquisition and servicing operation. We could not be happier with this acquisition."

     Jim Corman, President and Chief Executive Officer of Touch 1, added, "This is an exciting opportunity for all of us here at Touch 1, and we expect to make a real contribution in capitalizing on Z-Tel's first mover advantage. Our experience in sales and backroom support matches up well with an innovative product like Z-Tel's Z-Line Home Edition service. Together, we make a great team."

     Mr. Corman will assume the position of President of Z-Tel Consumer Services and will remain in charge of the former Touch 1 facilities. With the completion of this transaction, Z-Tel

Z-Tel Closes Touch 1 Acquisition
Page 2
April 12, 2000


will have approximately 1,400 employees and maintain offices in Florida, Georgia, Alabama, North Dakota, Pennsylvania and New York.

     This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the Company to utilize the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned, and the Company hereby notes, that these statements may be affected by the risk factors described in detail in Z-Tel's prospectus dated December 15, 1999, filed pursuant to Rule 424(b) of the Securities Act of 1933 and included as part of Z-Tel's Registration Statement on Form S-1, as amended, for its initial public offering of common stock; the Company's 1999 Annual Report on Form 10-K, filed March 28, 2000; and in the Company's other filings with the Securities and Exchange Commission, including, specifically, the risk that the Company will be unable to efficiently and successfully enter new markets; the risk that unbundled network elements will cease to be available in their present form in states that have adopted favorable pricing rules for such elements; the risk that additional state regulatory commissions will not adopt favorable pricing rules for unbundled network elements; and the risk that the Company may be unable to integrate successfully the operations of Touch 1 Communications, Inc. or achieve intended efficiencies of operation once any such integration is completed. The Company undertakes no obligation to update or revise any such forward-looking statements.

About Z-Tel Technologies
------------------------

     Z-Tel Technologies, Inc. provides consumers bundled local and long distance telephone services, combined with enhanced, Internet-based communications features that enable them to manage all of their voice communications needs. Z-Tel currently sells this bundle as "Z-Line Home Edition" in New York, Texas and Massachusetts. For more information about this innovative new service or about Z-Tel, please visit the Company's web site at www.z-tel.com.
                                              -------------